LIST OF SUBSIDIARIES OF WEJO GROUP LIMITED Subsidiary Jurisdiction Wejo Limited United Kingdom Wejo Concierge UK Ltd. United Kingdom Rewardrive Ltd. United Kingdom Call Compare Ltd. United Kingdom Wejo Treasury UK Ltd. United Kingdom Wejo Bermuda Limited Bermuda Wejo Japan KK Japan Wejo EU Limited Ireland Wejo EU France France Wejo California Corp. California Wejo Data Services Inc. Delaware Wejo Services Inc. Delaware Wejo Inc. Delaware Virtuoso Acquisition Corp. Delaware Wejo GmbH Germany Blue Merger Subsidiary Ltd. Israel Wejo Holdings Ltd. Bermuda Wejo Acquisition Company Ltd. Bermuda Green Merger Subsidiary Ltd. Cayman Islands